FILED PURSUANT TO RULE 424(b)(3) AND 424(c)
                                                      REGISTRATION NO. 333-75809

                         EAST/WEST COMMUNICATIONS, INC.
                Supplement No. 2 to Prospectus dated May 13, 1999



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                                     SUMMARY

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         The information  set forth below  supplements  certain  information set forth in the Prospectus dated May 13, 1999. Specifically, this supplement discloses (i) the extension of the expiration date of rights to purchase shares of the Company's Class A common stock from June 16, 1999 to June 23, 1999 and
(ii) the qualification for sale in the rights offering of the Company's Class A common stock in the states of California, Georgia and Michigan. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings given to them in the Prospectus.






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     Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.



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                  The date of this Supplement is June 16, 1999.

   EXTENSION OF EXPIRATION DATE OF RIGHTS AND ADDITIONAL STATE QUALIFICATIONS
                      OF THE COMPANY'S CLASS A COMMON STOCK


         The Company has extended the expiration date of its rights offering to purchase shares of its Class A common stock by one week, from 5:00 p.m. New York City time on June 16, 1999 to 5:00 p.m. New York City time on June 23, 1999. This action was taken in order to accommodate holders in California, Georgia and Michigan, where the Company's Class A common stock has recently been qualified for sale, as well as holders in Arizona and North Dakota, where the qualification processes are ongoing.

         California, Georgia and Michigan holders of rights to subscribe for additional shares of Class A common stock can now exercise their rights to subscribe for additional shares. Similar qualification processes are ongoing in Arizona and North Dakota, however, to date such processes have not been completed and may not be completed before the extended expiration date of the rights offering. Holders of rights to subscribe in Arizona and North Dakota are thus presently prohibited from exercising their rights to subscribe for additional shares.

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